                                                                  Exhibit 10.16

                                                                 EXECUTION COPY



                              MIPS TECHNOLOGIES, INC.
                                1225 Charleston Road
                           Mountain View, CA  94043-1353


                                                                  April 1, 1999

John Bourgoin
President and Chief Executive Officer
MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA  94043-1353

                     SUPPLEMENT TO CHANGE IN CONTROL AGREEMENT


Dear John:

           Reference is hereby made to the letter agreement between you and MIPS Technologies, Inc. (the "COMPANY"), dated the date hereof (the "CHANGE IN CONTROL AGREEMENT"), pursuant to which the Company has undertaken to provide you with certain benefits in the event of a Change in Control and upon certain terminations of your employment following a Change in Control (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Change in Control Agreement). The Company's Board, in recognition of the unique circumstances presented by the Company's current majority ownership and control by SGI and the contemplated Recapitalization and Spin-Off, has determined that appropriate measures should be taken to provide the Company's senior management with certain protections against a termination of their employment following a change in control of SGI while SGI maintains control over the Company.

           In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(g) hereof, the Company agrees that you shall receive the benefits set forth in this supplemental agreement (this "AGREEMENT") under the circumstances described below.

           1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (a) the date on which your employment with the Company is terminated other than after an SGI Change in Control (as defined in Section 2(i)) or (b) the first date on which SGI no longer maintains control over the Company, unless sooner terminated by written agreement of the Company and you. For purposes of this Agreement, SGI

April 1, 1999
Page 2


shall be deemed to maintain control over the Company until the later of (i) the date on which SGI, any successor to SGI and any of their respective affiliates dispose of all shares of Class B Common Stock of the Company then held by them and (ii) the date on which SGI, any successor to SGI and any of their respective affiliates first hold securities representing less than 50% of the outstanding voting power in the election of the Company's directors.

           2.    DEFINITIONS.  As used in this Agreement:

           (a) "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

           (b) "BOARD" shall mean, with respect to any corporation, such corporation's board of directors.

           (c) "BUSINESS COMBINATION" means and includes each and all of the following occurrences:

                 (i) a consolidation or merger pursuant to which more than 75% of SGI's voting stock is transferred to different holders, except for a transaction intended primarily to change the state of SGI's incorporation;

                 (ii) more than 75% of the assets of SGI are sold or otherwise disposed of; or

                 (iii) SGI dissolves or liquidates or effects a partial liquidation involving more than 75% of its assets;

PROVIDED, HOWEVER, that no transaction in furtherance of a Spin-Off shall constitute a Business Combination.

           (d) "CURRENT COMPENSATION" shall mean your monthly base salary, as in effect immediately prior to your termination of employment with the Company.

           (e) "DISABILITY" shall mean a physical or mental illness or injury which, as determined by the Company, continuously prevents you from performing your duties with the Company for a period of six months prior to termination.

April 1, 1999
Page 3


           (f) "GOOD REASON" shall mean grounds for termination by you of your employment by the Company based upon prior constructive termination by the Company as provided in Section 5 hereof.

           (g) "POTENTIAL SGI CHANGE IN CONTROL" shall be deemed to have occurred if (i) SGI enters into an agreement or letter of intent, the consummation of which would result in the occurrence of an SGI Change in Control; (ii) any person (including SGI) publicly announces an intention to take or to consider taking actions which if consummated would constitute an SGI Change in Control; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan for SGI, who is or becomes the beneficial owner, directly or indirectly, of securities of SGI representing 9.5% or more of the combined voting power of SGI's then outstanding securities, increases his beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such person; or (iv) the Company's Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential SGI Change in Control has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential SGI Change in Control, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential SGI Change in Control occurs) until the earliest of (x) a date which is six months from the occurrence of such Potential SGI Change in Control of the Company, (y) the termination by you of your employment by reason of Disability or (z) the occurrence of an SGI Change in Control.

           (h)   "SGI" means Silicon Graphics, Inc., a Delaware corporation.

           (i) "SGI CHANGE IN CONTROL" means and includes each and all of the following occurrences:

                 (i)   A Business Combination.

                 (ii) When any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding SGI and any subsidiary and any employee benefit plan sponsored or maintained by SGI or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of SGI representing fifty percent (50%) or more of the combined voting power of SGI's then outstanding securities with respect to the election of the directors of SGI; PROVIDED, HOWEVER, that no crossing of such 50% threshold shall be a "Change in Control" if it is caused (i) solely as a result of an acquisition by SGI of its voting securities or
     (ii) solely as a result of an acquisition of SGI's voting securities directly from SGI, in either case until such time thereafter as such person acquires additional voting securities other than directly from SGI and, after giving effect to such

April 1, 1999
Page 4


     transaction, such person owns 50% or more of the combined voting power of SGI's then outstanding securities with respect to the election of the directors of SGI.

                 (iii) During any period of three (3) consecutive years (not including any period prior to the date hereof), individuals who, at the beginning of such period, constitute SGI's Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of SGI's Board; PROVIDED, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of SGI, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

           For purposes of this Agreement, the Company's Board may by resolution, clarify the date as of which an SGI Change in Control shall be deemed to have occurred.

           (j) "SPIN-OFF" means (i) any transaction or series of transactions as a result of which, after such transaction or series of transactions, the stockholders of SGI prior to such transaction or series of transactions hold independent interests representing the Company's business and SGI's business or
(ii) any other transaction or series of transactions as a result of which all or substantially all of the Company's outstanding voting securities are directly or indirectly held by the public.

           (k) "TERMINATION PAYMENT" shall mean the severance pay to which you are entitled upon termination of your employment within 12 months after an SGI Change in Control as provided in Section 3(a) hereof.

           3.    COMPENSATION FOLLOWING A CHANGE IN CONTROL.

           (a) Subject to Sections 6 and 7 below, if your employment with the Company is terminated within 12 months after an SGI Change in Control:

                 (i) you shall be entitled to a Termination Payment, payable in cash, in an amount equal to 24 months of your Current Compensation at the rate in effect immediately prior to such SGI Change in Control; and

April 1, 1999
Page 5


                 (ii) (A) any stock option granted to you by the Company shall become fully vested and exercisable and shall remain exercisable in accordance with the terms of the applicable option award agreement, and
     (B) you shall have the right during the period of six months following such termination of employment to have any such option "cashed out" at its market value determined as provided herein. The cash out proceeds shall be paid to you or, in the event of your death prior to payment, the representative of your estate. For this purpose, the market value of an outstanding option shall be measured as the difference between the option exercise price and the closing market price on the date of your termination of employment; and

                 (iii) all forfeiture restrictions applicable to restricted stock granted to you by the Company shall lapse and such restricted stock shall be released from the Company's repurchase right set forth in the applicable restricted stock agreement.

           (b) Any cash payable to you under Section 3(a)(i) shall be payable between 30 and 60 calendar days after your termination of employment. Any cash payable to you under Section 3(a)(ii) shall be made within 30 calendar days after the date the Company receives your written notice electing to be cashed out on the value of your options.

           (c) Anything contained in Section 3(a) above to the contrary notwithstanding, the Company shall have no obligation to pay you a Termination Payment, to accelerate the vesting of your options, to cash out your options or to release your restricted shares from their forfeiture restrictions or repurchase rights under this Agreement (i) in the event of a termination of your employment prior to an SGI Change in Control or (ii) if, after an SGI Change in Control, the Company terminates your employment for "Cause" or if your employment terminates due to your death, retirement or resignation other than for "Good Reason." Furthermore, if it is determined by SGI's Board, upon receipt of a written opinion of SGI's independent public accountants that for the Company to accelerate the vesting of your options, to cash out your options or to release your restricted shares from their forfeiture restrictions or repurchase rights under this Agreement would preclude accounting for the acquisition of SGI as a pooling of interests, and SGI's Board otherwise desires to approve a proposed acquisition of SGI by an acquiring company which requires as a condition to closing of the acquisition that the acquisition be accounted for as a pooling of interests, then the Company shall not be obligated to accelerate or cash out your options or release your restricted shares from their forfeiture restrictions or repurchase rights under this Agreement to the extent necessary to enable the acquisition to be accounted for as a pooling of interests, and shall not take any such action without the express written consent of SGI.

April 1, 1999
Page 6


           (d) In the event that the terms of this Agreement relating to options or restricted stock conflict with the terms of any option, stock award or related agreement between you and the Company, the terms that are more favorable to you will control.

           4. TERMINATION FOR CAUSE. Termination of your employment with the Company shall be regarded as termination for Cause only upon:

           (a) your termination of employment in the ordinary course of business due to your failure to satisfactorily perform the duties assigned to you, in the good faith determination of the Company's chief executive officer or, if such position is vacant, the Company's Board, in either case based upon documented reports regarding your performance;

           (b) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company;

           (c) your committing a felony or an act of fraud against the Company or its affiliates; or

           (d) your breaching materially the terms of your employee confidentiality and proprietary information agreement with the Company.

           No act, or failure to act, by you shall be considered "willful" if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law.

           Anything contained in this Section 4 to the contrary notwithstanding, you shall not be deemed to have been terminated for Cause under Section 4(b) or
(c) unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board at a meeting of the Company's Board called and held for that purpose (after reasonable notice to and an opportunity for you, together with your counsel, to be heard before the Company's Board), finding that in the good faith opinion of the Company's Board, you were guilty of conduct set forth in Section 4(b) or (c) and specifying the particulars thereof in detail.

           5. TERMINATION FOR GOOD REASON. Your employment with the Company may be regarded as having been constructively terminated by the Company, and you may therefore terminate your employment for Good Reason and thereupon become entitled to compensation pursuant to Section 3 above, if, after an SGI Change in Control, one or more of the following events shall occur (unless such event(s) applies generally to all officers of the

April 1, 1999
Page 7


Company and any successor to the Company, or applies to a person solely in his capacity as a member of the Company's Board):

           (a) the assignment to you of duties (or the significant reduction of your duties) which are inconsistent with the position of the CEO of the Company, provided that you resign your employment within 30 days after the effectiveness of such assignment or reduction and you cite this Section 5(a) as the reason for your resignation in a formal letter of resignation addressed to the Company's Board;

           (b) a reduction by the Company in your salary or in any bonus compensation formula applicable to you as in effect immediately prior to the SGI Change in Control, or the failure by the Company to increase such base salary in the year following such SGI Change in Control by an amount which equals at least one-half (1/2), on a percentage basis, of the average annual percentage increase in base salary for all officers of the Company (and any successor of the Company) during the prior two full calendar years;

           (c) a material reduction by the Company in the kind or level of employee benefits to which you were entitled prior to the SGI Change in Control with the result that your overall benefits package is significantly reduced after the SGI Change in Control; or the taking of any action by the Company which would materially and adversely affect your participation in any plan, program or policy generally applicable to executives or employees of the Company or any successor of the Company (including but not limited to paid vacation days), or deprive you in a material and substantial way of any fringe benefits enjoyed by you prior to the SGI Change in Control;

           (d) the Company's requiring you to be based at a location that is more than 35 miles from your then present location without your consent (except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations); or

           (e) any purported termination of your employment by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid.

           6. PARACHUTE PAYMENTS. In the event that any payment or benefit received or to be received by you in connection with a termination of your employment with the Company or any corporation which is a related corporation within the meaning of section 280G(e) of the Internal Revenue Code of 1986 (the "CODE") (collectively, the "SEVERANCE PAYMENTS") would (i) constitute a "parachute payment" within the meaning of section 280G of the Code or any similar or successor provision and (ii) but for this Section 6, be subject to the excise tax imposed

April 1, 1999
Page 8


by section 4999 of the Code or any similar or successor provision (the "EXCISE TAX"), then, subject to the provisions of Section 7 hereof, such Severance Payments (which Severance Payments shall collectively be referred to herein as the "SEVERANCE PARACHUTE PAYMENTS") shall be reduced to the largest amount which you, in your sole discretion, determine would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. The determination of any required reduction pursuant to this Section 6 (including the determination as to which specific Severance Parachute Payments shall be reduced) shall be made by you in your sole discretion, and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. The Company and its related corporations waive all claims and rights against you with respect thereto except as specifically set forth in the next sentence. If the Internal Revenue Service (the "IRS") determines that a Severance Parachute Payment is subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 7 hereof. Such enforcement of Section 7 hereof shall be the only remedy, under any and all applicable state and federal laws or otherwise, for your failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce a Severance Parachute Payment in accordance with
Section 6 only upon written notice by you indicating the amount of such reduction, if any.

           7. REMEDY. If, notwithstanding the reduction described in Section 6 hereof, the IRS determines that you are liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then you shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the "REPAYMENT OBLIGATION") an amount of money equal to the "REPAYMENT AMOUNT." The Repayment Amount with respect to a Severance Parachute Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net proceeds with respect to any Severance Parachute Payment (after taking into account the payment of the Excise Tax imposed on such Severance Parachute Payment) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to a Severance Parachute Payment shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, you shall pay the Excise Tax. The Repayment Obligation shall be performed within 30 days of either (i) your entering into a binding agreement with the IRS as to the amount of your Excise Tax liability or (ii) a final determination by the IRS or a court decision requiring you to pay the Excise Tax with respect to such a Severance Parachute Payment from which no appeal is available or is timely taken.

           8. DISPUTES. To dispute a termination for Good Reason by you, the Company must give you written notice of such dispute within ten business days after your effective date of termination. To dispute a termination by the Company or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute to the

April 1, 1999
Page 9


Company within 30 days after receiving a notice of termination, or within 30 days after the date on which a payment claimed by you to be due hereunder was due to be made, as the case may be.

           If any such dispute is finally determined in your favor, the Company shall pay all reasonable fees and expenses, including attorneys' and consultants' fees, that you incur in good faith in connection therewith.

           9.    NO MITIGATION.

           (a) You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company, subject to Section 18; PROVIDED, HOWEVER, that the amount of any payment provided for in Section 3 may be offset by the Company by the amount of any indebtedness you may have to the Company at the time of your termination of employment.

           (b)   In addition to the Termination Payment payable pursuant to
Section 3 hereof, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate.

           10. COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 10, "COMPANY" includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

           11. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

           12. AMENDMENT OR WAIVER. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in

April 1, 1999
Page 10


writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of other provisions or conditions hereof.

           13. SOLE AGREEMENT. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.

           14. EMPLOYEE'S SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

           15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

           16. APPLICABLE LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

           17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

           18. RIGHTS NOT DUPLICATIVE. Any amounts paid or payable to you hereunder shall be reduced and offset by any amounts paid to you under the terms of the Change in Control Agreement.

April 1, 1999
Page 11


           If the foregoing conforms with your understanding of the matters described herein, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

                                         Very truly yours,


                                         MIPS TECHNOLOGIES, INC.



                                         By: /s/ Sandy Creighton
                                             -------------------------------
                                               Name: Sandy Creighton
                                               Title: Vice President and General
                                                      Counsel


ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:




/s/ John Bourgoin
----------------------------
Name:  John Bourgoin